Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	August 1, 2016
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837
RGC RESOURCES, INC.
THIRD QUARTER FINANCIAL RESULTS
ROANOKE, Va. (August 1, 2016)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $627,068 or $0.13 per average share outstanding for the quarter ended June 30, 2016. This compares to consolidated earnings of $354,940 or $0.08 per average share outstanding for the quarter ended June 30, 2015. CFO Paul Nester attributed the increase to improved utility margins, customer growth, higher capital spending, and lower operating expenses.
Earnings for the twelve months ending June 30, 2016 were $5,697,060 or $1.20 per share compared to $1.04 per share for the twelve months ended June 30, 2015. Nester attributed the higher year-over-year earnings primarily to improved utility margins, customer growth, higher capital spending, and lower operating expenses.
RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, RGC Midstream, LLC and RGC Ventures of Virginia, Inc.
From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.
Net income for the three months ended June 30, 2016 is not indicative of the results to be expected for the fiscal year ending September 30, 2016 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Past performance is not necessarily a predictor of future results.
Summary financial statements for the third quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015
Revenues	$11,295,197	$10,774,409	$58,816,430	$68,736,361
Cost of sales	4,982,857	4,812,581	27,708,013	38,687,199
Gross margin	6,312,340	5,961,828	31,108,417	30,049,162
Other operating expenses, net	4,857,579	5,026,752	20,226,904	20,499,522
Interest expense	396,304	358,850	1,591,940	1,591,209
Income before income taxes	1,058,457	576,226	9,289,573	7,958,431
Income tax expense	431,389	221,286	3,592,513	3,044,108
Net income	$627,068	$354,940	$5,697,060	$4,914,323
Net earnings per share of common stock:
Basic	$0.13	$0.08	$1.20	$1.04
Diluted	$0.13	$0.07	$1.20	$1.04
Cash dividends per common share	$0.2025	$0.1925	$0.8000	$0.7625
Weighted average number of common shares outstanding:
Basic	4,773,766	4,729,428	4,754,752	4,723,796
Diluted	4,781,808	4,732,620	4,759,009	4,727,181

Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,
Assets	2016	2015
Current assets	$12,566,358	$12,352,281
Total property, plant and equipment, net	127,872,827	115,276,089
Other assets	14,657,699	9,501,449
Total Assets	$155,096,884	$137,129,819
Liabilities and Stockholders’ Equity
Current liabilities	$23,006,548	$16,741,218
Long-term debt	32,828,556	30,314,159
Deferred credits and other liabilities	42,713,478	35,410,357
Total Liabilities	98,548,582	82,465,734
Stockholders’ Equity	56,548,302	54,664,085
Total Liabilities and Stockholders’ Equity	$155,096,884	$137,129,819